Exhibit 8.1
LESSE CASTLEBERRY
(212) 479-6310
lcastleberry@cooley.com
December 5, 2007
Gladstone Commercial Corporation
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
Ladies and Gentlemen:
You have requested our opinions with respect to certain federal income tax matters in connection with the proposed offering by the Company (the “Offering”) of up to $300,000,000 aggregate amount of shares of common stock and preferred stock (the “Shares”) of Gladstone Commercial Corporation, a Maryland corporation (the “Company”), as more fully described in the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof, and the prospectus included therein (the “Prospectus”), filed by the Company with the Securities and Exchange Commission. All capitalized terms used herein have the respective meanings set forth in the Registration Statement.
We have acted as counsel to the Company with respect to the Offering. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):
     (i) The Registration Statement and exhibits thereto, including the Articles of Incorporation and Bylaws of the Company and the Agreement of Limited Partnership of Gladstone Commercial Limited Partnership, a Delaware limited partnership (the “Partnership”);
     (ii) The letter from Gladstone Management Corporation, a Delaware corporation (the “Adviser”) and the Company to this firm, dated December 5, 2007, (the “Tax Representation Letter”), representing, among other things, the truth and accuracy of the representations attributed to them and statements about the organization and operation of the Company and the Partnership in the Prospectus; and
     (iii) Such other instruments and documents related to the formation, organization and operation of the Company and the Offering as we have deemed necessary or appropriate.
In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
     (i) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;
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Gladstone
December 5, 2007
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     (ii) All representations, warranties and statements made or agreed to by Adviser, the Company, the Partnership, their managements, employees, officers, directors, stockholders and partners in connection with the Offering, including, but not limited to, those set forth in the Prospectus (including the exhibits thereto) and the Tax Representation Letter, are true and accurate at all relevant times;
     (iii) The Company will not make any amendments to its organizational documents or the Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) for any taxable year;
     (iv) No action will be taken by the Adviser, the Company, the Partnership, their managements, employees, officers, directors, stockholders and partners, after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based;
     (v) The Offering will be consummated in accordance with the description in the Prospectus; and
     (vi) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.
We have also assumed, and you have represented, that during its taxable year ending December 31, 2007, and future taxable years, the Company has operated and will operate in a manner that will make the representations contained in the Tax Representation Letter true for such years.
Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, under federal income tax laws as of the date hereof:
     (i) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2003, December 31, 2004, December 31, 2005, and December 31, 2006;
     (ii) the Company’s current organization and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2007, and in the future; and
     (iii) the descriptions of the law and the legal conclusions contained in the Prospectus under the captions “Certain United States Federal Tax Consequences” are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Shares.
With respect to our opinion contained in paragraph (ii) above, you should note that actual qualification of the Company as a REIT will depend upon the Company’s meeting, through its
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December 5, 2007
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actual operations, the various qualification tests imposed by the Code and that no prediction as to those actual operating results is implied by our opinion.
This opinion relates only to matters of federal income tax law and does not address the state, local or foreign tax treatment of the Company. In addition, no opinion is expressed as to any federal income tax consequence except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion is void and may not be relied upon if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.
This opinion only represents our best judgment as to the federal income tax status of the Company and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.
This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of the Company and those stockholders who acquire their Shares on or before termination of the Shares under the Registration Statement, and may not be relied upon or utilized for any other purpose or by any other person.
We consent to the reference to our firm under the caption “Certain United States Federal Tax Considerations” in the Prospectus and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley Godward Kronish LLP

/s/ Lesse Castleberry
Lesse Castleberry
WLC:PSP
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